UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2014

NEW INVESTORS BANCORP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-192966	46-4702118
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

101 JFK Parkway, Short Hills, New Jersey	07078
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 924-5100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On May 1, 2014, New Investors Bancorp, Inc. (“New Investors Bancorp”) entered into an Underwriting Agreement with RBC Capital Markets, LLC (“RBC”), Keefe, Bruyette & Woods, Inc. (“KBW”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), as representatives of the several underwriters named in such Underwriting Agreement (collectively with RBC, KBW and Sandler O’Neill, the “Underwriters”), in connection with the second step conversion of Investors Bancorp, MHC and the related stock offering by New Investors Bancorp. Subject to the terms and conditions of the Underwriting Agreement, the Underwriters have agreed to purchase an aggregate of 85,574,890 shares of common stock of New Investors Bancorp (the “Shares”) at a price of $9.64 per share.

The Shares are being offered pursuant to a Registration Statement on Form S-1 (Registration No. 333-192966) filed by New Investors Bancorp under the Securities Act of 1933, as amended, and a related prospectus dated May 1, 2014.

The foregoing description of the terms of the Underwriting Agreement is qualified in its entirety by reference to the Underwriting Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 8.01.	Other Events.

On May 1, 2014, the stockholders of Investors Bancorp, Inc., a Delaware corporation (“Investors Bancorp”), approved the plan of conversion and reorganization of Investors Bancorp, MHC, as well as the contribution to Investors Charitable Foundation of 1,000,000 shares of New Investors Bancorp common stock and $10.0 million in cash. On May 1, 2014, the depositors of Investors Bank, the wholly owned subsidiary of Investors Bancorp also approved the plan of conversion and reorganization, as well as the contribution to Investors Charitable Foundation of 1,000,000 shares of New Investors Bancorp common stock and $10.0 million in cash.

New Investors Bancorp also announced that it intends to sell an aggregate of 219,580,695 shares of common stock at $10.00 per share, including 6,617,421 shares to be purchased by Investors Bank’s Employee Stock Ownership Plan, for gross offering proceeds of approximately $2.20 billion. A total of 85,574,890 shares of common stock will be sold in the firm commitment underwritten offering, for which RBC, KBW, and Sandler O’Neill acted as joint book-running managers, Barclays, Deutsche Bank Securities, and J.P. Morgan acted as joint lead managers, and Sterne Agee and Boenning & Scattergood, Inc. acted as co-managers. New Investors Bancorp received orders from depositors for 127,388,384 shares of common stock in the subscription offering, for which KBW acted as selling agent. All orders properly executed in the subscription offering will be filled in full.

Concurrent with the completion of the offering, owners of shares of Investor Bancorp’s common stock (other than Investors Bancorp, MHC) will receive 2.5500 shares of New Investors Bancorp common stock for each share of Investor Bancorp’s common stock they owned immediately prior to completion of the transaction. Cash in lieu of fractional shares will be paid at a rate of $10.00 per share. As a result of the offering and the exchange of shares, New Investors Bancorp will have approximately 358,201,777 shares of common stock outstanding after giving effect to the transaction.

The transaction is scheduled to close after the close of the business day on May 7, 2014, at which time Investors Bancorp, MHC and Investors Bancorp will cease to exist, and New Investors Bancorp will become the fully public stock holding company of Investors Bank. The shares of common stock of Investors Bancorp will continue to trade under the trading symbol “ISBC”, CUSIP #46146P102, on the Nasdaq Global Select Market until the settlement date of May 7, 2014. The shares of common stock sold in the offering and issued in the exchange are expected to begin trading on the Nasdaq Global Select Market on May 8, 2014 under the trading symbol “ISBC”, CUSIP # 46146L101.

A copy of the related press release is attached as Exhibit 99.1 to this Current Report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Underwriting Agreement dated May 1, 2014

99.1	Press Release Regarding Approval of the Plan of Conversion and Contribution to the Charitable Foundation and Announcing Stock Offering Results and Expected Closing Date

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW INVESTORS BANCORP, INC.

Date: May 2, 2014	By:	/s/ Thomas F. Splaine, Jr.
Thomas F. Splaine, Jr.
Senior Vice President and Chief Financial Officer (Principal Financial Officer)